Exhibit 99.1

January 16, 2009

RE: Status of FHLBI 4th Quarter Dividend

Dear Member:

Under the Federal Home Loan Bank of Indianapolis’ (FHLBI) Capital Plan, fourth quarter dividends are normally declared and paid in January. However, during a conference call on January 15, 2009, our Board of Directors unanimously agreed with management’s recommendation to defer the declaration of a fourth quarter dividend. This decision is being deferred because of the need to finalize our review of private-label mortgage-backed securities (MBS) portfolio for other-than-temporary impairment (OTTI).

At September 30, 2008, our security level analysis indicated that none of our private-label MBS were other-than-temporarily impaired. At that time, the book value of our private-label MBS was $4.7 billion with unrecorded losses of $365.8 million.

The disturbance in the credit market and concerns about the quality of underlying mortgages has caused the market value of our private-label MBS to fall in the fourth quarter. The primary factor in determining if an investment security is other-than-temporarily impaired is a quantitative analysis of loan performance and a determination of whether or not a principal loss is probable at any time during the life of the security. If a security is determined to be other-than-temporarily impaired, it is marked-to-market with the loss flowing through the income statement. Due to current market conditions, mark-to-market losses on our private-label MBS, if incurred, may be significantly greater than the estimated economic loss.

Given the possible income volatility that could result from OTTI, as well as the critical nature of this determination, we are subjecting this analysis to substantial review. Once our OTTI analysis is finalized and fourth quarter income is determined, our Board of Directors will make a decision regarding the appropriate fourth quarter dividend. Although we cannot predict with certainty when this income determination will be completed, we anticipate it will be done by late February.

The FHLBI appreciates your understanding and patience as we finalize our analysis to ensure complete and accurate results. We value our relationship with you and remain focused on providing liquidity to help you meet your business needs.

Sincerely,

/s/ Milton J. Miller
Milton J. Miller
President-CEO